Exhibit 99.1

SolarWinds Announces Fourth Quarter and Full Year 2012 Results

AUSTIN, Texas – February 4, 2013 – SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its fourth quarter and full year ended December 31, 2012.

•	Record total revenue for the fourth quarter of $73.5 million, representing 32% year-over-year growth.

•	Record total revenue for the full year of 2012 of $269.0 million, representing 36% year-over-year growth.

•	Fourth quarter GAAP operating income of $31.6 million and non-GAAP operating income of $39.4 million, or a non-GAAP operating margin for the fourth quarter of 54%.

•	Fourth quarter GAAP diluted earnings per share of $0.29 and non-GAAP diluted earnings per share of $0.36.

•	Record fourth quarter free cash flow of $48.0 million, representing 32% year-over-year growth.

Financial Results

SolarWinds reported record total revenue for the fourth quarter of 2012 of $73.5 million, a 32% increase over total revenue for the fourth quarter of 2011. License revenue was $33.1 million for the fourth quarter of 2012, representing a 31% increase over license revenue for the fourth quarter of 2011. Maintenance revenue was a record $40.5 million for the fourth quarter of 2012, representing a 33% increase over maintenance revenue for the fourth quarter of 2011.

On a GAAP basis, diluted earnings per share were $0.29 for the fourth quarter of 2012 compared to $0.22 for the fourth quarter of 2011. Non-GAAP diluted earnings per share were $0.36 for the fourth quarter of 2012 compared to $0.29 for the fourth quarter of 2011.

Net cash provided by operating activities was $47.2 million for the fourth quarter of 2012 compared to $36.3 million for the fourth quarter of 2011, representing a year-over-year increase of 30%. Free cash flow was $48.0 million for the fourth quarter of 2012 compared to $36.4 million for the fourth quarter of 2011, representing a year-over-year increase of 32%. Cash, cash equivalents, and investments at the end of the fourth quarter of 2012 were $241.8 million, an increase of $33.3 million from the end of the third quarter of 2012.

The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its annual report on Form 10-K for the period. Information about SolarWinds’ use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights

“Once again, the SolarWinds team delivered an impressive performance in 2012, resulting in full year revenue growth of 36% and a solid acceleration over our strong revenue growth last year. We believe that the team’s hard work and focus the past year to extend our product portfolio in meaningful ways, engage the IT community through compelling content and targeted marketing efforts, and establish ourselves as a significant player in the broader IT management market are reflected in this quarter’s and full year 2012 results,” said Kevin Thompson, SolarWinds’ President and Chief Executive Officer.

“2012 marked a year of significant progress for our company and brand. We believe that the investments that we made to raise systems administrators’ awareness of SolarWinds’ brand and products paid off with solid growth for many of our systems management products. Strong demand for our network configuration products, in particular SolarWinds IP Address Manager, helped to support our continued growth in network management and helped us to reinforce our leadership in that market. Once again, we believe that the strong growth across all of our geographies demonstrates that our unique approach to solving IT professionals’ critical, real-world problems continues to be a compelling alternative to our competitors,” added Thompson.

SolarWinds business highlights during the fourth quarter of 2012 include:

•

The company completed a year of strengthening its systems management portfolio with new releases of SolarWinds Web Performance Monitor (WPM), formerly SolarWinds Synthetic End User Monitor, and SolarWinds Virtualization Manager. Using SolarWinds WPM, System Administrators can continuously monitor websites and Web applications, including those that are internal (behind the firewall), customer-facing, SaaS, and cloud-based to keep a proactive watch on the end user’s point of view. The latest version of SolarWinds WPM extends its application support to include Web-based Java applications such as Oracle forms and those served via the Citrix Web Interface. The latest version of SolarWinds Virtualization Manager includes feature enhancements designed to help simplify the monitoring of VDI performance issues like boot/logon storms related to storage I/O bottlenecks, CPU, memory contention and more.

•

Throughout 2012, the company used acquisitions to significantly expand the number of systems management problems that it solves for IT pros. Through the acquisition of Rhino Software, Inc. in December 2012, SolarWinds launched its new SolarWinds Serv-U® Managed File Transfer Server and a new free tool SolarWinds FTP Voyager®. SolarWinds Serv-U Managed File Transfer Server provides a cost-effective, secure managed file transfer solution with an intuitive, easy-to-use web interface as well as the ability to access files on the go through secure mobile access. The addition of the free FTP Voyager to the company’s robust offerings of free tools is an example of the company’s ongoing commitment to creating value and giving back to the IT community.

•

New versions of SolarWinds IP Address Manager (IPAM) and SolarWinds Network Performance Monitor (NPM) were also released in the fourth quarter, increasing the depth of the company’s network management capabilities. SolarWinds’ latest version of IPAM combines feature-rich IP address management capabilities, support for Microsoft DHCP and DNS management, Cisco DHCP management and Cisco Adaptive Security Appliances (ASA), and integration with key SolarWinds IT management products.

•

As part of the ongoing effort to more effectively reach, market to, and support users around the world, SolarWinds introduced a new set of localized assets for the German markets in the fourth quarter 2012. The company launched a fully featured, localized German-language website (www.solarwinds.com/de), the German language version of its flagship network monitoring solution, SolarWinds Network Performance Monitor, and the German version of its most popular free tool, SolarWinds free TFTP Server.

“For the fourth quarter and full year of 2012, our financial results continued to illustrate the strength of our team and the unique and disruptive nature of our business model,” added Mike Berry, SolarWinds’ Chief Financial Officer. “These factors once again enabled us to deliver a combination of strong revenue growth, non-GAAP operating margins, and record free cash flow amidst a period of significant investment in our business. These investments included extensive marketing to build awareness of our brands and products as well as several product releases based on both acquired and internally developed technologies that allowed us to go broader and deeper within the markets we serve. Overall, we are very pleased with our financial results for 2012, and given our disciplined approach to investing in our business and the large opportunity we see before us, we continue to be excited about our opportunity to generate solid growth while delivering strong profitability and free cash flow in 2013.”

Financial Outlook

As of February 4, 2013, SolarWinds is providing its financial outlook for its first quarter and full year of 2013. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue, and non-GAAP diluted earnings per share, for the first quarter of 2013 and for the full year 2013. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds’ stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not something that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.

Financial Outlook for the First Quarter of 2013

SolarWinds’ management currently expects to achieve the following results for the first quarter of 2013:

•	Total revenue in the range of $74.9–$75.7 million, or 26% to 27% growth over the first quarter of 2012.

•	Non-GAAP operating income representing 51%-51.5% of revenue.

•	Non-GAAP diluted earnings per share of approximately $0.37.

•	Weighted average outstanding diluted shares of approximately 77.2 million.

Financial Outlook for Full Year 2013

SolarWinds’ management currently expects to achieve the following results for the full year 2013:

•	Total 2013 revenue in the range of $330.0–$338.0 million, or 23% to 26% year-over-year growth.

•	Non-GAAP operating income for the full year representing 51%-52% of revenue.

•	Non-GAAP diluted earnings per share of $1.57–$1.62.

•	Weighted average outstanding diluted shares of approximately 78.0 million.

Conference Call and Webcast

In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 4:00pm CT (5:00pm ET/2:00pm PT). A live webcast of the event,

including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 800-390-5311 and internationally at +1-719-325-2207. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.

Forward-Looking Statements

This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding SolarWinds’ financial outlook and growth opportunity. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “continue,” “expect,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (c) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (d) the inability to increase sales to existing customers and to attract new customers; (e) SolarWinds’ ability to successfully identify, complete, and integrate acquisitions; (f) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (g) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (h) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the Form 10-K that SolarWinds anticipates filing on or before March 1, 2013. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds’ management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.

As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds’ management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.

About SolarWinds

SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500 enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.

SolarWinds, SolarWinds & Design, thwack, FTP Voyager and Serv-U are registered trademarks of SolarWinds. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. Any other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.

Copyright © 2013 SolarWinds Worldwide, LLC. All rights reserved.

CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com

SolarWinds, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share information)

(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$179,702	$122,707
Short-term investments	49,276	29,688
Accounts receivable, net of allowances of $271 and $192 as of December 31, 2012 and 2011, respectively	32,506	26,965
Income tax receivable	142	110
Deferred taxes	1,712	668
Prepaid and other current assets	3,322	2,770

Total current assets	266,660	182,908
Property and equipment, net	8,342	7,341
Long-term investments	12,823	—
Deferred taxes	338	3,334
Goodwill	158,601	110,746
Intangible assets and other, net	70,631	58,079

Total assets	$517,395	$362,408

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,050	$2,213
Accrued liabilities	14,226	9,442
Accrued earnout	121	3,513
Income taxes payable	4,037	779
Current portion of deferred revenue	97,672	73,774

Total current liabilities	120,106	89,721
Long-term liabilities:
Deferred revenue, net of current portion	5,084	3,373
Non-current deferred taxes	483	289
Other long-term liabilities	8,908	4,078

Total liabilities	134,581	97,461
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 74,633,412 and 73,367,367 shares issued and outstanding as of December 31, 2012 and 2011, respectively	75	73
Additional paid-in capital	229,277	194,379
Accumulated other comprehensive loss	(1,145)	(2,769)
Accumulated earnings	154,607	73,264

Total stockholders’ equity	382,814	264,947

Total liabilities and stockholders’ equity	$517,395	$362,408

SolarWinds, Inc.

Consolidated Statements of Income

(In thousands, except per share information)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
License	$33,065	$25,283	$123,984	$92,254
Maintenance and other	40,465	30,326	144,980	106,104

Total revenue	73,530	55,609	268,964	198,358
Cost of license revenue	2,383	1,186	8,203	4,097
Cost of maintenance and other revenue	2,883	2,212	10,197	7,892

Gross profit	68,264	52,211	250,564	186,369
Operating expenses:
Sales and marketing	19,757	15,152	73,046	53,850
Research and development	7,955	5,692	28,769	21,332
General and administrative	9,472	8,093	35,649	28,076
Accrued earnout (gain) loss	(500)	936	(570)	(664)

Total operating expenses	36,684	29,873	136,894	102,594

Operating income	31,580	22,338	113,670	83,775
Other income (expense):
Interest income	123	94	430	308
Other income, net	378	699	419	720

Total other income	501	793	849	1,028

Income before income taxes	32,081	23,131	114,519	84,803
Income tax expense	9,782	6,837	33,176	22,360

Net income	$22,299	$16,294	$81,343	$62,443

Net income per share:
Basic earnings per share	$0.30	$0.22	$1.10	$0.86

Diluted earnings per share	$0.29	$0.22	$1.07	$0.84

Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	74,550	73,215	74,166	72,812

Shares used in computation of diluted earnings per share	76,467	74,885	76,030	74,413

SolarWinds, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
GAAP cost of revenue	$5,266	$3,398	$18,400	$11,989
Amortization of intangible assets (1)	(2,149)	(1,011)	(7,300)	(3,651)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(85)	(48)	(334)	(192)

Non-GAAP cost of revenue	$3,032	$2,339	$10,766	$8,146

GAAP gross profit	$68,264	$52,211	$250,564	$186,369
Amortization of intangible assets (1)	2,149	1,011	7,300	3,651
Stock-based compensation expense and related employer-paid payroll taxes (2)	85	48	334	192

Non-GAAP gross profit	$70,498	$53,270	$258,198	$190,212

GAAP sales and marketing expense	$19,757	$15,152	$73,046	$53,850
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,235)	(817)	(4,958)	(3,363)

Non-GAAP sales and marketing expense	$18,522	$14,335	$68,088	$50,487

GAAP research and development expense	$7,955	$5,692	$28,769	$21,332
Stock-based compensation expense and related employer-paid payroll taxes (2)	(795)	(398)	(3,090)	(1,673)

Non-GAAP research and development expense	$7,160	$5,294	$25,679	$19,659

GAAP general and administrative expense	$9,472	$8,093	$35,649	$28,076
Amortization of intangible assets (1)	(2,079)	(1,487)	(7,594)	(3,519)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,873)	(1,379)	(7,437)	(5,746)
Acquisition related adjustments (3)	(114)	(861)	(1,015)	(2,003)

Non-GAAP general and administrative expense	$5,406	$4,366	$19,603	$16,808

GAAP accrued earnout (gain) loss	$(500)	$936	$(570)	$(664)
Acquisition related adjustments (3)	500	(936)	570	664

Non-GAAP accrued earnout (gain) loss	$—	$—	$—	$—

GAAP operating expenses	$36,684	$29,873	$136,894	$102,594
Amortization of intangible assets (1)	(2,079)	(1,487)	(7,594)	(3,519)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(3,903)	(2,594)	(15,485)	(10,782)
Acquisition related adjustments (3)	386	(1,797)	(445)	(1,339)

Non-GAAP operating expenses	$31,088	$23,995	$113,370	$86,954

GAAP operating income	$31,580	$22,338	$113,670	$83,775
Amortization of intangible assets (1)	4,228	2,498	14,894	7,170
Stock-based compensation expense and related employer-paid payroll taxes (2)	3,988	2,642	15,819	10,974
Acquisition related adjustments (3)	(386)	1,797	445	1,339

Non-GAAP operating income	$39,410	$29,275	$144,828	$103,258

GAAP other income	$501	$793	$849	$1,028
Acquisition related adjustments (3)	21	34	74	239

Non-GAAP other income	$522	$827	$923	$1,267

GAAP income tax expense	$9,782	$6,837	$33,176	$22,360
Income tax effect on non-GAAP exclusions (4)	2,430	1,445	8,886	4,970

Non-GAAP income tax expense	$12,212	$8,282	$42,062	$27,330

GAAP net income	$22,299	$16,294	$81,343	$62,443
Amortization of intangible assets (1)	4,228	2,498	14,894	7,170
Stock-based compensation expense and related employer-paid payroll taxes (2)	3,988	2,642	15,819	10,974
Acquisition related adjustments (3)	(365)	1,831	519	1,578
Tax benefits associated with above adjustments (4)	(2,430)	(1,445)	(8,886)	(4,970)

Non-GAAP net income	$27,720	$21,820	$103,689	$77,195

Non-GAAP diluted earnings per share (5)	$0.36	$0.29	$1.36	$1.04

Weighted-average shares used in computing diluted earnings per share	76,467	74,885	76,030	74,413

Percentage of Revenue:
GAAP gross profit	92.8%	93.9%	93.2%	94.0%
Non-GAAP adjustments (1)(2)	3.0	1.9	2.8	1.9

Non-GAAP gross profit	95.9%	95.8%	96.0%	95.9%

GAAP operating margin	42.9%	40.2%	42.3%	42.2%
Non-GAAP adjustments (1)(2)(3)	10.6	12.5	11.6	9.8

Non-GAAP operating margin	53.6%	52.6%	53.8%	52.1%

GAAP net income	30.3%	29.3%	30.2%	31.5%
Non-GAAP adjustments (1)(2)(3)(4)	7.4	9.9	8.3	7.4

Non-GAAP net income	37.7%	39.2%	38.6%	38.9%

(1)	Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)	Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization’s business performance.

(3)	Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to integrating the acquired businesses; and (v) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)	Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(5)	Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.

Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$47,198	$36,279	$143,447	$110,530
Excess tax benefit from stock-based compensation	1,565	1,227	10,486	6,359
Purchases of property and equipment	(804)	(1,102)	(3,885)	(2,945)

Free cash flow (1)	$47,959	$36,404	$150,048	$113,944

(1)	Free Cash Flow. We define free cash flow as cash flows from operating activities plus the excess tax benefit from stock-based compensation and less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net income	$22,299	$16,294	$81,343	$62,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,193	3,234	18,359	9,957
Provision for doubtful accounts	120	11	258	97
Stock-based compensation expense	3,896	2,606	15,264	10,690
Accrued earnout (gain) loss	(500)	936	(570)	(664)
Deferred taxes	96	2,087	(989)	2,123
Excess tax benefit from stock-based compensation	(1,565)	(1,227)	(10,486)	(6,359)
Premium on investments	(427)	(166)	(1,605)	(888)
Other non-cash expenses	454	263	1,432	622
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	6,649	1,224	(5,695)	(7,038)
Income taxes receivable	(50)	(8)	(28)	(33)
Prepaid and other current assets	(19)	(578)	(1,220)	(189)
Accounts payable	191	(282)	1,807	56
Accrued liabilities	2,084	1,235	4,473	747
Income taxes payable	5,463	5,637	18,565	19,886
Deferred revenue	3,314	5,013	22,539	19,080

Net cash provided by operating activities	47,198	36,279	143,447	110,530

Cash flows from investing activities
Purchases of investments	(17,862)	(3,784)	(65,929)	(33,241)
Maturities of investments	7,180	4,000	33,930	4,000
Purchases of property and equipment	(804)	(1,102)	(3,885)	(2,945)
Purchases of intangible assets and other	(135)	(191)	(1,203)	(745)
Acquisition of businesses, net of cash acquired	(17,708)	(51,000)	(66,031)	(109,483)

Net cash used in investing activities	(29,329)	(52,077)	(103,118)	(142,414)

Cash flows from financing activities
Repurchase of common stock	—	(35)	(1,472)	(342)
Exercise of stock options	1,960	3,148	10,622	11,919
Excess tax benefit from stock-based compensation	1,565	1,227	10,486	6,359
Earnout payments for acquisitions	—	—	(4,154)	(3,743)

Net cash provided by financing activities	3,525	4,340	15,482	14,193
Effect of exchange rate changes on cash and cash equivalents	1,248	(1,658)	1,184	(1,605)

Net increase (decrease) in cash and cash equivalents	22,642	(13,116)	56,995	(19,296)

Cash and cash equivalents
Beginning of period	157,060	135,823	122,707	142,003

End of period	$179,702	$122,707	$179,702	$122,707

Supplemental disclosure of cash flow information
Cash paid (received) for income taxes	$4,163	$(97)	$15,285	$1,013

Noncash financing transactions
Accrued earnout	$—	$—	$1,547	$3,938